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                                   PANAVISION



   140 EAST 45TH STREET, 35TH FLOOR, NEW YORK, NEW YORK 10017 (212) 867-5420



FOR IMMEDIATE RELEASE                             TELEFAX:  (212) 867-5428



                MAFCO HOLDINGS INC. AND PANAVISION INC. ANNOUNCE
                  AGREEMENT FOR RECAPITALIZATION OF PANAVISION



                  New York, New York and Woodland Hills, California, December 18, 1997 - Mafco Holdings Inc. and Panavision Inc. (NYSE: PVI) announced today that they have entered into a definitive agreement, unanimously approved by the Panavision board of directors, providing for the recapitalization of Panavision. Under the agreement, Panavision stockholders will have the opportunity to exchange up to 88% of their shares for $27 per share in cash while Panavision's controlling stockholder, Warburg, Pincus Capital Company, L.P., has agreed to exchange 88% of its shares for $26.50 per share in cash, and to vote all of its shares in favor of the transaction. Shares not exchanged will be retained by existing stockholders. Upon the completion of these transactions and an equity investment by Mafco to recapitalize Panavision, Mafco expects to own approximately 72% of the stock of Panavision.

                  Funds required in connection with the transaction, including to acquire the shares, to refinance existing indebtedness and to pay related fees and expenses, are expected to aggregate about $600 million, and will be obtained through a combination of bank financing, the issuance of subordinated debt, and the purchase by Mafco of equity in the recapitalized company.

                  "Panavision is acknowledged throughout the film world as the pre-eminent designer, manufacturer and supplier of the highest quality motion picture camera systems," said Ronald O. Perelman, Chairman and Chief Executive Officer of Mafco Holdings. "While it enjoys commanding shares in several markets, Panavision holds the promise of significant future growth. We plan to expand Panavision by building on its heritage of technological innovation and increasing our presence in all sectors of the worldwide television and theatrical film industries," said Mr. Perelman.



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                  Panavision Chairman and Chief Executive Officer William C.
Scott stated, "This transaction in effect transfers control of Panavision from Warburg, Pincus to Mafco Holdings while preserving the company as a publicly traded entity. Ronald Perelman has long been an investor in the entertainment industry which Panavision serves; we welcome this change and we feel it will enhance our future prospects and opportunities."

                  Closing of the transaction is subject to customary conditions, including stockholder approval at a special stockholder meeting expected to be held in the first quarter of 1998, expiration of the waiting period under the Hart-Scott-Rodino Act and the absence of a material adverse change in the Company's business. The transaction is not subject to the receipt of financing.

                  Panavision Inc. is a leading designer and manufacturer of high-precision film camera systems, comprising cameras, lenses and accessories for the motion picture and television industries. Panavision systems are rented worldwide through the company's owned and operated facilities and agent network.

                  Mafco Holdings Inc. is a diversified private holding company. Among the operating companies in which it owns a controlling interest are Revlon, Inc.; The Coleman Company; Consolidated Cigar Corporation and California Federal Bank.



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For further information contact:

William C. Scott                                Jeff Majtyka
Chairman & CEO                                  Brainerd Communicators, Inc.
Panavision Inc.                                 212-986-6667
212-688-4748


James T. Conroy
Mafco Holdings Inc.
212-572-5980